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                                                   EXHIBIT 2.2
                                                   -----------
                      STOCK OPTION AGREEMENT
                      ----------------------

     This STOCK OPTION AGREEMENT ("Option Agreement") dated as of the 12th day of September, 1997, by and between WESBANCO, INC., a West Virginia corporation ("Wesbanco") and COMMERCIAL BANCSHARES,
INCORPORATED, a West Virginia corporation ("Commercial").

                           WITNESSETH:
                           -----------

     WHEREAS, the Boards of Directors of Wesbanco and Commercial have approved a Binding Letter of Intent ("Agreement"), which contemplates the merger of Commercial with and into CBI Corporation, a West Virginia corporation and wholly-owned subsidiary of Wesbanco ("CBI"), with CBI continuing as the surviving corporation; subject to the execution of a definitive merger agreement which the parties agree to negotiate in good faith, and

     WHEREAS, as a condition to Wesbanco's entry into the Agreement and to induce such entry, Commercial has agreed to grant to Wesbanco the option set forth herein to purchase authorized but unissued shares of common stock, par value $5.00 per share of Commercial ("Commercial Common Stock");

     NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

     1. Definitions. Capitalized terms which are to be defined in the Merger Agreement and used herein shall have the same meanings as in the Merger Agreement. The parties have prepared a draft of said Merger Agreement and incorporate the referenced provisions of said draft language into this Agreement as if set forth herein verbatim. A copy of said draft Merger Agreement is attached hereto as Exhibit A (hereinafter "Merger Agreement").

     2. Grant of Option. Subject to the terms and conditions set forth herein, Commercial hereby grants to Wesbanco an option ("Option") to purchase up to 321,620 shares of Commercial Common Stock, at a price of $50.00 per share (the "Option Price") payable in cash as provided in Section 4 hereof; provided, however, that in the event Commercial issues or agrees to issue any shares of Commercial Common Stock (other than as permitted under the Agreement) at a price less than $50.00 per share (as adjusted pursuant to Section 6 hereof), the exercise price shall be equal to such lesser price.


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     3.   Exercise of Option.

          a. Provided that Wesbanco is not in material breach of the agreements and covenants contained in the Agreement, Wesbanco may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the Effective Date of the Merger or
     (ii) upon termination of the Merger Agreement in accordance with the provisions thereof (other than a termination resulting from a willful breach by Commercial of Section 7.21(d) of the Merger
     Agreement or, following the occurrence of a Purchase Event, failure of Commercial's shareholders to approve the Merger Agreement by the vote required under applicable law), or (iii) six months after termination of the Merger Agreement due to a willful breach by Commercial of Section
     7.21(d) of the Merger Agreement or, following the occurrence of a Purchase Event, failure of Commercial's shareholders to approve the Merger
     Agreement by the vote required under applicable law; and provided further that any such exercise shall be subject to compliance with applicable provisions of law.

          b. As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

               (i)  any person (other than
          Commercial, any Commercial Subsidiary,
          Wesbanco or any affiliate of Wesbanco)
          shall have commenced a bona fide tender
          or exchange offer to purchase shares of
          Commercial Common Stock such that upon
          consummation of such offer such person
          would own or control 15% or more of the
          outstanding shares of Commercial Common
          Stock;

               (ii) any person (other than
          Commercial or any Commercial
          Subsidiary), other than in connection
          with a transaction to which Wesbanco has given its prior written consent, shall have filed an application or notice with any federal or state regulatory agency for clearance or approval, to (x) merge or consolidate, or enter into any similar transaction, with Commercial or any Commercial Subsidiary, (y) purchase, lease or otherwise acquire all or substantially all of the assets of Commercial or any Commercial Subsidiary or (z) purchase or otherwise acquire
          (including by way of merger,
          consolidation, share exchange or any
          similar transaction) securities
          representing 51% or more of the voting
          power of Commercial or any Commercial
          Subsidiary;



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               (iii)     any person (other than
          Commercial, any Commercial Subsidiary,
          the Commercial Subsidiaries in a
          fiduciary capacity, Wesbanco, affiliates of Wesbanco or subsidiaries of Wesbanco in a fiduciary capacity) shall have acquired after the date hereof beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Commercial Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder);

               (iv) any person (other than
          Commercial or any Commercial Subsidiary) shall have made a bona fide proposal to Commercial by public announcement or written communication that is or becomes the subject of public disclosure to (x) acquire Commercial or any Commercial
          Subsidiary by merger, consolidation,
          purchase of all or substantially all of
          its assets or any other similar
          transaction, or (y) make an offer
          described in clause (i) above; or

               (v)  Commercial shall have
          willfully breached Section 7.21(d) of
          the Merger Agreement, which breach would entitle Wesbanco to terminate such
          Merger Agreement and such breach shall
          not have been cured prior to the Notice
          Date (as defined below).

If more than one of the transactions giving rise to a Purchase Event under this Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

          c. In the event Wesbanco wishes to exercise the Option, it shall send to Commercial a written notice (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Wesbanco shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant


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     to this sentence shall run instead from the date on
     which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

     4.   Payment and Delivery of Certificates.

          a.   At the closing referred to in Section
     3(c) hereof, Wesbanco shall pay to Commercial the aggregate purchase price for the shares of Commercial Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Commercial.

          b. At such closing, simultaneously with the delivery of cash as provided in subsection (a), Commercial shall deliver to Wesbanco a certificate or certificates representing the number of shares of Commercial Common Stock purchased by Wesbanco, and Wesbanco shall deliver to Commercial a letter agreeing that Wesbanco will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

          c. Certificates for Commercial Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

               "The transfer of the shares
          represented by this certificate is
          subject to certain provisions of an
          agreement between the registered holder
          hereof and Commercial Bancshares,
          Incorporated and to resale restrictions
          arising under the Securities Act of
          1933, as amended, a copy of which
          agreement is on file at the principal
          office of Commercial Bancshares,
          Incorporated.  A copy of such agreement
          will be provided to the holder hereof
          without charge upon receipt by
          Commercial Bancshares, Incorporated of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Wesbanco shall have delivered to Commercial a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to Commercial, to the effect that such legend is not required for purposes of the Securities Act.


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     5.   Representations.  Commercial hereby represents,
warrants and covenants to Wesbanco as follows:

          a.   Commercial shall at all times maintain
     sufficient authorized but unissued shares of Commercial Common Stock so that the Option may be exercised without authorization of additional shares of Commercial Common Stock.

          b.   The shares to be issued upon due
     exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

     6. Adjustment Upon Changes in Capitalization. In the event of any change in Commercial Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Commercial Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of Commercial Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Commercial Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize Commercial to breach any provision of the Merger Agreement.

     7. Registration Rights. Commercial shall, if requested by Wesbanco, as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Commercial Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Wesbanco. Wesbanco shall provide all information reasonably requested by Commercial for inclusion in any registration statement to be filed hereunder. Commercial will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. In no event shall Commercial be required to effect more than two registrations hereunder. All expenses of registrations hereunder shall be borne equally by Commercial and Wesbanco. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Commercial of Commercial Common Stock. If requested by Wesbanco, in connection with any such registration, Commercial will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from Wesbanco or assignee thereof under this Section 7, Commercial agrees to send a copy thereof to Wesbanco and to any assignee thereof known to Commercial, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.


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     8.   Severability.  If any term, provision, covenant or
restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Commercial Common Stock provided in Section 2 hereof (as adjusted


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pursuant to Section 6 hereof), it is the express
intention of Commercial to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     9.   Put-Back Rights.

          a.   Upon the consummation of any Purchase
     Event described in Section 3(b)(ii) or (v) hereof such that (i) a merger, consolidation, purchase, lease or acquisition of all or substantially all of the assets of Commercial , purchase or other acquisition of securities representing 51% or more of the voting power of Commercial or any Commercial
     Subsidiary has been consummated, or (ii) a willful breach under Section 7.21(d) of the Merger
     Agreement has occurred so that Wesbanco would be entitled to terminate the Merger Agreement, and prior to the expiration of the Option in accordance with the terms hereof, at the request of Wesbanco, Commercial shall repurchase the Option from Wesbanco at a price (the "Repurchase Price") equal to the difference between the market/offer price
     (as defined below) for shares of Commercial Common
     Stock and the Option Price, multiplied by the number of shares for which the Option being surrendered hereunder may then be exercised but only if the market/offer price is greater than the Option Price (the market/offer price is defined as the higher of the price per share at which a tender offer or exchange offer for 51% or more of the voting securities of Commercial has been made and consummated, the price per share actually paid by any third party pursuant to an agreement that has been consummated whereby Commercial has been merged, consolidated with or otherwise acquired by a third party, and the highest closing price for Commercial Common Stock within the four-month period immediately preceding the date Wesbanco gives written notice of the required repurchase of the Option pursuant to this Section 9). In the event that an exchange offer is made or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Commercial
     Common shall be determined by a nationally recognized investment banking firm mutually acceptable to the parties hereto.


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          b.   Wesbanco may exercise its right to
     require Commercial to repurchase the Option pursuant to this Section 9 by giving Commercial written notice of its exercise of its repurchase right in accordance with the provisions of this
     Section 9.  Subject to the last proviso of
     paragraph 9(c) below, as promptly as practicable, and in any event within five business days after the receipt of such notice or notices relating thereto, Commercial shall deliver or cause to be delivered to Wesbanco the Repurchase Price for the Option or the portion thereof which Commercial is not then prohibited under applicable law and regulation from so delivering.

          c.   To the extent that Commercial is
     prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Option in full, Commercial shall immediately so notify Wesbanco and thereafter deliver or cause to be delivered, from time to time, to Wesbanco, as appropriate, the portion of the Repurchase Price which it is no longer prohibited from delivering, within five business days after the date on which Commercial is no longer so prohibited, provided, however, that to the extent that Commercial is at the time and after the expiration of 12 months, so prohibited from delivering to Wesbanco, the Repurchase Price, in full (and Commercial hereby undertakes to use its best efforts to receive all required regulatory and legal approvals as promptly as practicable), Commercial shall deliver to Wesbanco a new Option evidencing the right of Wesbanco to purchase that number of shares of Commercial Common Stock obtained by multiplying the number of shares of Commercial Common Stock for which the Option may at such time be exercised by a fraction, the numerator of which is the Repurchase Price less the portion thereof (if any) theretofore delivered to the Holder and the denominator of which is the Repurchase Price, and Commercial shall have no further obligation to repurchase such new Option;
     and provided, further, that upon receipt of such notice and until five days thereafter Wesbanco may revoke its notice of repurchase of the Option by written notice to Commercial at its principal office stating that Wesbanco elects to revoke its election to exercise its rights to require
     Commercial to repurchase the Option, whereupon
     Commercial will promptly deliver to Wesbanco the Option and Commercial shall have no further obligation to repurchase such Option.

     10. First Refusal. If at any time during the eighteen months immediately following the first purchase of shares of Commercial Common Stock pursuant to the Option, Wesbanco shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of Commercial Common Stock acquired by it pursuant to the Option other than in accordance with the put-back rights in Section 9 hereof, it shall give Commercial written notice of the proposed transaction ("Offeror's Notice"), identifying the proposed transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Wesbanco to Commercial, which may be accepted within ten business days of the receipt of such Offeror's


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Notice, on the same terms and conditions and at the same price at which Wesbanco is proposing to transfer such shares to a third party. Settlement for any shares purchased by Commercial shall be within 15 business days of the date of the acceptance of the offer and the purchase price shall be paid to Wesbanco in immediately available funds; provided that if prior notification to or approval of any federal or state regulatory authority is required in connection with such purchase, Commercial shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed. In the event of the failure or refusal of Commercial to purchase all of the shares covered by the Offeror's Notice or any applicable regulatory authority shall disapprove Commercial's proposed purchase of such shares, Wesbanco may sell all, but not less than all, of such shares to such third party at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice. The requirements of this Section 9 shall not apply to any disposition (i) as a result of which the proposed transferee would own not more than five percent of the then outstanding shares of Commercial Common Stock, (ii) of Commercial Common Stock by a person to which Wesbanco has assigned its rights under the Option in accordance with Section
11(c) hereof or (iii) pursuant to a registration under Section 7 hereof.

     11.  Miscellaneous.

          a.   Expenses.  Except as otherwise provided
     herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          b.   Entire Agreement.  Except as otherwise
     expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option
     Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option
     Agreement, except as expressly provided herein.

          c.   Assignment.  Neither of the parties
     hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.


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          d.   Notices.  All notices or other
     communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the addresses provided for in or pursuant to Section 17 of the Merger Agreement.

          e. Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          f. Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option
     Agreement may be enforced by either party hereto through injunctive or other equitable relief.

          g.   Governing Law.  This Option Agreement
     shall be governed by and construed in accordance with the laws of the State of West Virginia applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.


                              WESBANCO, INC.



                              By /s/ E. M. George
                                 ----------------------------------
                                   Its  President
                                        ---------------------------


                              COMMERCIAL BANCSHARES,
                              INCORPORATED



                              By  /s/ Larry G. Johnson
                                 ---------------------------------
                                   Its  Executive VP & CFO
                                        --------------------------